Exhibit 25.1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939 OF A

CORPORATION DESIGNATED TO ACT AS TRUSTEE

CHECK IF AN APPLICATION TO DETERMINE

ELIGIBILITY OF A TRUSTEE PURSUANT TO

SECTION 305(b)(2)            ☐

THE BANK OF NEW YORK TRUST COMPANY, N.A.

(Exact name of trustee as specified in its charter)

95-3571558
(State of incorporation if not a U.S. national bank)	(I.R.S. employer identification no.)

700 South Flower Street Suite 500 Los Angeles, California	90017
(Address of principal executive offices)	(Zip code)

RYERSON TULL, INC.

(Exact name of obligor as specified in its charter)

Delaware	36-3425828
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

RYERSON TULL PROCUREMENT CORPORATION

(Exact name of obligor as specified in its charter)

Delaware	36-4380907
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2621 West 15th Place Chicago, Illinois	60608
(Address of principal executive offices)	(Zip code)

8¼% Senior Notes due 2011

(Title of the indenture securities)

1.	General information. Furnish the following information as to the trustee:

(a)	Name and address of each examining or supervising authority to which it is subject.

Name	Address
Comptroller of the Currency United States Department of the Treasury	Washington, D.C. 20219
Federal Reserve Bank	San Francisco, California 94105
Federal Deposit Insurance Corporation	Washington, D.C. 20429

(b)	Whether it is authorized to exercise corporate trust powers.

Yes.

2.	Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

16.	List of Exhibits.

Exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as an exhibit hereto, pursuant to Rule 7a-29 under the Trust Indenture Act of 1939 (the “Act”) and 17 C.F.R. 229.10(d).

1.	A copy of the articles of association of The Bank of New York Trust Company, N.A.

2.	A copy of certificate of authority of the trustee to commence business.

3.	A copy of the authorization of the trustee to exercise corporate trust powers.

4.	A copy of the existing by-laws of the trustee.

6.	The consent of the trustee required by Section 321(b) of the Act.

7.	A copy of the latest report of condition of the Trustee published pursuant to law or to the requirements of its supervising or examining authority.

SIGNATURE

Pursuant to the requirements of the Act, the trustee, The Bank of New York Trust Company, N.A., a banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of Chicago, and State of Illinois, on the 24th day of January, 2005.

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By:	/s/ L. GARCIA
Name:	L. GARCIA
Title:	ASSISTANT VICE PRESIDENT

EXHIBIT 1

ARTICLES OF ASSOCIATION

OF

THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION

For the purpose of organizing an association to perform any lawful activities of national banks, the undersigned enter into the following Articles of Association.

FIRST. The title of this association shall be The Bank of New York Trust Company, National Association.

SECOND. The main office of the association shall be located in Los Angeles, County of Los Angeles and State of California.

The business of the association will be limited to the exercise of fiduciary powers and the support of activities incidental to the exercise of those powers.

The association may not expand or alter its business beyond that stated in this article without the prior approval of the Comptroller of the Currency.

THIRD. The board of directors of this association shall consist of not less than five nor more than twenty-five persons, unless the Office of the Comptroller of the Currency has granted the association a waiver of the maximum twenty-five director limit. The exact number is to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of a majority of the shareholders at any annual or special meeting thereof. Each director shall own common or preferred stock of the association or of a holding company owning the association, with either an aggregate par, fair market, or equity value of $1,000. Determination of these values may be based as of either (1) the date of purchase, or (ii) the date the person became a director, whichever value is greater. Any combination of common or preferred stock, of the association at holding company may be used.

Any vacancy on the board of directors may be filled by action of a majority of the remaining directors between meetings of shareholders. The board of directors may not increase the number of directors between meetings of shareholders to a number which: (1) exceeds by more than two the number of directors last elected by shareholders when the number was 15 or less; or (2) exceeds by more than four the number of directors last elected by shareholders where the number was 16 or more, but in no event shall the number of directors exceed 25, unless the Office of the Comptroller of the Currency has waived the 25 member limit.

Terms of directors, including directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless they resign or are removed from office.

Despite the expiration of a director’s term, the director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors and his or her position is eliminated.

FOURTH. There shall be an annual meeting of the shareholders to elect directors and transact whatever other business may be brought before the meeting. It shall be held at the main office or any other convenient place the board of directors may designate, on the day of each year specified therefor in the Bylaws, or if that day falls on a 1ega1 holiday in the state in which the association is located, on the next following banking day. If no election is held on the day fixed or in the event of a legal holiday on the following banking day, an election may be held on any subsequent day within 60 days of the day fixed, to be designated by the board of directors, or, if the directors fail to fix the day, by shareholders representing two-thirds of the shares issued and outstanding. In all cases at least 10 days advance notice of the meeting shall be given to the shareholders by first class mail.

In all elections of directors, the number of votes cast by each common shareholder will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder. If after the first ballot, subsequent ballots are necessary to elect directors, a shareholder may not vote shares that he or she has already fully cumulated and voted in favor of a successful candidate. On all other questions, each common shareholder shall be entitled to one vote for each share of stock held by him or her.

Nominations for election to the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of the association entitled to vote for the election of directors.

A director may resign at any time by delivering written notice to the board of directors, its chairperson, or to the association, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

A director may be removed by shareholders at a meeting called to remove him or her, when notice of the meeting states that the purpose or one of the purposes is to remove him or her, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause, provided that, however, a director may not be removed if the number of votes sufficient to elect him or her is voted against his or her removal. A director may be removed without cause at any time by a vote of a majority of the shareholders.

FIFTH. The authorized amount of capital stock of this association shall be 10,000 shares of common stock of $100.00 par value each; but said capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States.

No holder of shares of the capital stock of any class of the association shall have any preemptive or preferential right of subscription to any shares of any class of stock of the association, whether now or hereafter authorized, or to any obligations convertible into stock of the association, issued or sold, nor any other right of subscription other than such as the board of directors, in its discretion, may from time to time determine and at such price as the board of directors may from time to time fix.

If the issuance of preferred stock with voting rights has been authorized by a vote of shareholders owning a majority of the common stock of the association, preferred shareholders will not have cumulative voting rights and will not be included within the same class as common shareholders, to elect directors.

Unless otherwise required by law, (1) all matters requiring shareholder action, including amendments to the Articles of Association and all elections of directors must be approved by shareholders owning a majority voting interest in the outstanding voting stock, and (2) each shareholder shall be entitled to one vote per share. Each share shall be entitled to such dividends as the board of directors may lawfully declare from time to time.

Shares of common stock shall be voted together as a single class, on any matters requiring shareholder approval. If a proposed amendment to these Articles of Association would affect a particular class or series, each class or series so affected, must affirmatively approve such proposed amendment by a majority vote of that class.

Shares may be issued as a dividend on shares of the same class or series on a pro rata basis and without consideration. Unless otherwise provided by the board of directors, the record date for determining shareholders entitled to a share dividend shall be the date authorized by the board of directors for the payment of the share dividend.

Unless otherwise provided in the Bylaws, the record date for determining shareholders entitled to notice of and to vote at any meeting is the close of business on the day before the first notice is mailed or otherwise sent to the shareholders, provided that in no event may a record date be more than 70 days before the meeting.

If a shareholder is entitled to fractional shares pursuant to a stock dividend, consolidation or merger, reverse stock split or otherwise, the association may: (a) issue fractional shares; (b) in lieu of the issuance of fractional shares, issue script, or warrants entitling the holder to receive a full share upon surrendering enough script or warrants to equal a full share; or (c) pay the shareholder cash in lieu of the fractional share. The holder of a fractional share is entitled to exercise the rights for shareholders, including the right to receive dividends, and to participate in the assets of the association upon liquidation, in proportion to the fractional interest. Fractional shares shall not have any voting rights. The holder of script or warrants is not untitled to any rights of a shareholder including the right to receive dividends, the right to participate in the assets of the association upon liquidation or the right to vote, unless the script or warrants explicitly provide for such rights.

The association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders. Obligations classified as debt, whether or not subordinated, which may be issued by the association without the approval of shareholders, do not carry voting rights on any issue, including an increase or decrease in the aggregate number of the securities, or the exchange or reclassification of all or part of the securities into securities of another class or series.

SIXTH. The board of directors shall appoint one of its members president of this association, and one of its members chairperson of the board and shall have the power to appoint one or more vice presidents, a secretary, who shall keep minutes of the directors’ and shareholders’ meetings and be responsible for authenticating the records of the association, and such other officers and employees as may be required to transact the business of this association. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the board of directors according to the Bylaws.

The board of directors shall have the power to:

(1)	Define the duties of the officers, employees, and agents of the association.

(2)	Delegate the performance of its duties, but not the responsibility for its duties, to the officers, employees, and agents of the association.

(3)	Fix the compensation and enter into employment contracts with its officers and employees upon reasonable terms and conditions consistent with applicable law.

(4)	Dismiss officers and employees with or without cause.

(5)	Require bonds from officers and employees and to fix the penalty thereof.

(6)	Ratify written policies authorized by the association’s management or committees of the board.

(7)	Regulate the manner in which any increase or decrease of the capital of the association shall be made, provided that nothing herein shall restrict the power of shareholders to increase or decrease the capital of the association according to law, and nothing shall raise or lower from two-thirds the percentage required for shareholder approval to increase or reduce the capital.

(8)	Manage and administer the business and affairs of the association.

(9)	Adopt initial Bylaws, not inconsistent with law or the Articles of Association, for managing the business and regulating the affairs of the association.

(10)	Amend or repeal the Bylaws without approval of the shareholders.

(11)	Make contracts.

(12)	Generally perform all acts that are legal for a board of directors to perform.

SEVENTH. The board of directors shall have the power to change the location of the main office to any authorized branch within the limits of the City of Los Angeles, California without the approval of the shareholders and upon any required prior notice to the Comptroller of the Currency. Subject to receipt of a certificate of approval from the Comptroller of the Currency and the approval of shareholders owning at least two-thirds of the association’s common stock, the board of directors shall have the power to change the location of the main office to any authorized branch within 30 miles beyond the city limits of the City of Los Angeles, California. The board of directors shall have the power to establish or change the location of any branch or branches of the association to any other location permitted under applicable law, without approval of shareholders, subject to approval by the Comptroller of the Currency.

EIGHTH. The corporate existence of this association shall continue until termination according to the laws of the United States.

NINTH. The board of directors of this association, or anyone or more shareholders owning, in the aggregate, not less than 50 percent of the stock of this association, may call a special meeting of shareholders at any time. Unless otherwise provided by the Bylaws or the laws of the United States, or waived by shareholders, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least 10, and no more than 60, days prior to the date of the meeting to each shareholder of record at his/her address as shown upon the books of this association. Unless otherwise provided by the Bylaws, any action requiring approval of shareholders must be affected at a duly called annual or special meeting.

TENTH: The association shall make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 USC 1813(u), for damages and expenses, and shall advance expenses and legal fees to such indemnified person, in cases involving civil, criminal, administrative or investigative action, suit or proceeding not initiated by a federal banking agency to the full extent permitted by the Delaware General Corporation Law, Del. Code Ann. Tit. 8 (1991, as amended 1994, and as amended thereafter), provided such payments are consistent with safe and sound banking practices.

The association shall make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 USC 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 USC 1828(k) and its implementing regulations.

ELEVENTH. These Articles of Association may be amended by the shareholders by the affirmative vote of the holders of a majority of the stock of this association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount. The association’s board of directors may propose one or more amendments to the Articles of Association for submission to the shareholders at any time and from time to time.

TWELFTH. These Articles of Association may be signed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, we have hereunto set our hands as of the 1st day of November, 2004.

/s/ Patrick E. Curtin	/s/ Keith N. Kuhn
Patrick E. Curtin	Keith N. Kuhn

/s/ Todd Duncan	/s/ Michael J. Pellino
Todd Duncan	Michael J. Pellino

/s/ Colleen Iwano	/s/ Janet Potter
Colleen Iwano	Janet Potter

/s/ Michael K. Klugman	/s/ Brian G. Rogan
Michael K. Klugman	Brian G. Rogan

EXHIBIT 2

EXHIBIT 3

EXHIBIT 4

BYLAWS

OF

THE BANK OF NEW YORK TRUST COMPANY, N.A.

ARTICLE 1

Offices

Section 1.1 Principal Office. The principal office of the Association shall be located in the City of Los Angeles, County of Los Angeles, State of California.

Section 1.2 Other Offices. The Association may also have offices at such other places either within or without the State of California as the Board of Directors may from time to time determine, or the business of the Association may require.

ARTICLE 2

Meetings of Shareholders

Section 2.1 Annual Meeting. The regular annual meeting of the shareholders to elect directors and transact whatever other business as may properly come before the meeting, shall be held within each calendar year at the principal office of the Association, or such other place as shall be specified in the notice of such meeting, on such day and at such hour as may be fixed by the Board.

Notice of such meeting shall be mailed, postage prepaid, at least 10 days prior to the date thereof, addressed to each shareholder at his or her address appearing on the books of the Association. Where the Association is a wholly-owned subsidiary, the sole shareholder is permitted to waive notice of the annual shareholder’s meeting.

Notice of meeting need not be given to any shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by such shareholder.

Section 2.2 Special Meetings. Except as otherwise specifically provided by statute, special meetings of the shareholders may be called for any purpose, including amending the Articles of Association or ByLaws at any time by the Board of Directors or the holders of a majority of all shares entitled to vote.

Every such special meeting unless otherwise provided by law, shall be called by mailing a notice, less postage prepaid, not less than 10 days prior to the date fixed for the meeting, to each shareholder of record entitled to vote, stating the purpose of the meeting. Where the Association is a wholly-owned subsidiary, the sole shareholder is permitted to waive notice of the special shareholder’s meeting.

Notice of meeting need not be given to any shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by such shareholder.

Section 2.3 Action of Shareholders Without a Meeting. Any action required to be taken at a meeting of the Shareholders or any action which may be taken at a meeting of the Shareholders may be taken without a meeting if a consent in writing setting forth the action so to be taken is signed by a majority of all shares held and entitled to vote, and is filed in the minutes of the proceedings of the Association. Such consent shall have the same effect as a unanimous vote of the Shareholders.

Section 2.4 Nominations of Directors. Nominations for election to the Board may be made by the Board or by any shareholder of any outstanding class of capital stock of the Association entitled to vote for the election of directors.

Section 2.5 Proxies. Shareholders may vote at any meeting of the shareholders by proxies duly authorized in writing, but no officer or employee of this Association shall act as proxy. Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting. Proxies shall be dated and filed with the records of the meeting. Proxies with facsimile signatures may be used and unexecuted proxies may be counted upon receipt of a written confirmation from the shareholder. Proxies meeting the above requirements submitted at any time during a meeting shall be accepted.

Section 2.6 Quorum. A majority of the outstanding capital stock represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided bylaw, but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Association.

Section 2.7 Voting. In all elections of directors, the number of votes cast by each common shareholder will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder. If, after the first ballot, subsequent ballots are necessary to elect directors, a shareholder may not vote shares that he or she has already fully cumulated and voted in favor of a successful candidate. On all other questions, each common shareholder shall be entitled to one vote for each share of stock held by him or her.

ARTICLE 3

Directors

Section 3.1 Board of Directors. The Board of Directors (hereinafter referred to as the “Board”) shall have the power to manage and administer the business and affairs of the Association. Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by the Board.

Section 3.2 Number. The Board shall consist of no less than five nor more than twenty-five persons, unless the Office of the Comptroller of the Currency has granted the Association a waiver of the maximum twenty-five director limit. The exact number is to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of a majority of the shareholders at any annual or special meeting thereof. The Board may increase the number of directors only by up to two directors, when the number of directors last elected by shareholders was 15 or fewer, and by up to four directors, when the number of directors last elected by shareholders was 16 or more.

Section 3.3 Term of Office. Directors shall hold offices until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Section 3.4 Organization Meeting. The secretary, upon determining the result of any election, shall notify the directors-elect of their election and request that the Board convene for the purpose of organizing the new Board and electing officers of the Association for the succeeding year. Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event, within thirty days thereof. If, at the time fixed for such meeting, there shall not be a quorum, the directors present may adjourn the meeting, from time to time until a quorum is obtained.

Section 3.5 Qualifying Shares. Each director shall own common or preferred stock of the Association or of a holding company, directly or indirectly, owning the Association, with an aggregate par, fair market, or equity value of $1,000. Determination of these values may be based as of either (i) the date of purchase, or (ii) the date the person became a director, whichever value is greater. Any combination of common or preferred stock of the Association or holding company may be used.

Section 3.6 Regular Meetings. The regular meetings of the Board may be held at such places either within or without the State of California and at such times as the Board may, from time to time, determine. Each member of the Board shall be given notice stating the time and place by telephone, letter, facsimile, electronic means, or in person.

Notice of meeting need not be given to any director who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any director at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting of the lack of notice of such meeting, shall constitute a waiver of notice by such director.

Section 3.7 Special Meetings. Special meetings of the Board may be called by the Chairman or the President of the Association, or upon the written request of any two Directors. Each member of the Board shall be given notice stating the time and place by telephone, letter, facsimile, electronic means, or in person. Special meetings may be held either within or without the State of California as determined by the Board.

Notice of meeting need not be given to any director who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any director at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting of the lack of notice of such meeting, shall constitute a waiver of notice by such director.

Section 3.8 Quorum. A majority of the entire Board then in office shall constitute a quorum at any meeting, but a lesser number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. If the number of directors present at the meeting is reduced below the number that would constitute a quorum, no business may be transacted.

Section 3.9 Removal. Any one or more of the directors may be removed for cause by action of the Board. Any or all of the directors may be removed with or without cause by vote of the shareholders.

Section 3.10 Vacancies. When any vacancy occurs among the Directors, the remaining members of the Board, in accordance with the laws of the United States, may appoint a director to fill such vacancy at any regular meeting of the Board, or at a special meeting of the Board, or by Unanimous Written Consent of the remaining members of the Board or by the shareholders at a special meeting called for that purpose or by written consent of a majority of all shares held and entitled to vote.

A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date) maybe filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

Section 3.11 Compensation. Members of the Board, except members who are officers of the Association or any of its affiliates, shall be entitled to receive such compensation and such fees for attendance as the Board shall fix from time to time.

Section 3.12 Telephonic Participation. Directors may participate in a meeting of the Board or any committee designated by the Board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 3.13 Action Without a Meeting. Any action required to be taken at a meeting of the Board or any action which may be taken at a meeting of the Board or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so to be taken, signed by all of flee Directors, or all the members of the committee, as the case may be, is filed in the minutes of the proceedings of the Board or of the committee. Such consent shall have the same effect as a unanimous vote.

Section 3.14 Committees of the Board. The Board has power over and is solely responsible for the management, supervision, and administration of the Association. The Board may delegate its power, but none of its responsibilities, to such persons or committees as the Board may determine.

In addition to the Committees designated under Article VI of these Bylaws, the Board may appoint, from time to time, from its own members, other committees of one or more persons, for such purposes and with such powers as the Board may determine. Any Committee shall report to the Board as and when directed by the Board.

A committee may not authorize distributions of assets or dividends; approve action that the shareholders must approve; fill vacancies on the Board or any Board committees; amend Articles of Association; adopt, amend or repeal the Bylaws; authorize or approve the issuance or sale, or contract for sale, of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares.

ARTICLE 4

Officers and Employees

Section 4.1 Chairman and Chief Executive Officer. The Board shall appoint one of its members to be the Chairman of the Board and Chief Executive Officer. Such person shall preside at all meetings of the Board; shall supervise the carrying out of the policies adopted or approved by the Board; shall be the senior and principal executive officer of the Association; shall have general executive powers as well as specific powers conferred by these Bylaws; and shall also have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned by the Board.

Section 4.2 President. The Board shall appoint one of its members to be the President of the Association. In the absence of the Chairman and Chief Executive Officer, the President shall preside at any meeting of the Board. Subject to the senior executive powers of the Chief Executive Officer, the President shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of President, or imposed by these Bylaws. The President shall also have and may exercise such further powers and duties as from time to time may be conferred, or assigned by the Board.

Section 4.3 Other Officers. The Association may also have, at the discretion of the Board, one or more Vice Chairmen of the Board, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, one or more Assistant Comptrollers, and such other officers as may be designated from time to time by the Board. The Board, the Chairmen and Chief Executive Officer or the President may appoint one or more Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, Assistant Comptrollers and such other officers and attorneys-in-fact as from time to time may appear to be required or desirable to transact the business of the Association. Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to, them by the Board, the Chairman and Chief Executive Officer, or the President. Any two or more offices may be held by the same person except no person may serve as both President and Secretary.

Section 4.4 Secretary. The Board shall appoint a person who shall be Secretary of the Board and of the Association, and shall keep accurate minutes of all meetings. The Secretary shall attend to the giving of all notices required by these Bylaws; be custodian of the corporate seal, records, documents, and papers of the Association; provide for the keeping of proper records of all transactions of the Association; have and may exercise any and all other powers and duties pertaining by law, regulation or practice, or imposed by these Bylaws; and perform such other duties as may be assigned from time to time, by the Board.

Section 4.5 Assistant Secretary. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 4.6 Treasurer. The Board shall appoint a Treasurer. The Treasurer shall have the care and custody of all moneys, funds and other property of the Association which may come into his or her hands. The Treasurer shall be responsible for the day-to-day financial accounting, recordkeeping and reporting for the Association and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 4.7 Comptroller. The Board shall appoint a Comptroller. The Comptroller shall exercise general supervision over, and be responsible for, all matters pertaining to the accounting and bookkeeping of the Association. The Comptroller shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 4.8 Auditor. The Board shall appoint an Auditor. The Auditor shall be responsible for the planning and direction of the internal auditing function and the evaluation of the internal control safeguards of the Association and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 4.9 Tenure of Office. The Chairman and Chief Executive Officer, President and all other officers shall hold office for the current year for which the Board was elected, unless they shall resign, become disqualified, or be removed; and any vacancy occurring in the office of the President shall be filled promptly by the Board.

Section 4.10 Resignation and Removal. An officer may resign at anytime by delivering notice to the Association. A resignation is effective when the notice is given unless the notice specifies a later effective date. The Board may remove any officer at any time for any reason or for no reason.

ARTICLE 5

SIGNING AUTHORITIES

Section 5.1 Real Property. Real property owned by the Association in its own right shall not be deeded, conveyed, mortgaged, assigned or transferred except when duly authorized by a resolution of the Board. The Board may from time to time authorize officers to deed, convey, mortgage, assign or transfer real property owned by the Association in its own right with such maximum values as the Board may fix in its authorizing resolution.

Section 5.2 Senior Signing Powers. Subject to the exception provided in Section 5.1, the Chairman and Chief Executive Officer, the President, any Vice Chairman of the Board, and any Executive Vice President is authorized to accept, endorse, execute or sign any document, instrument or paper in the name of, or on behalf, of the Association in all transactions arising out of, or in connection with, the normal course of the Association’s business or in any fiduciary, representative or agency capacity and, when required, to affix the seal of the Association thereto. In such instances as in the judgment of the Chairman and Chief Executive Officer, the President, any Vice Chairman of the Board, or any Executive Vice President, may be proper and desirable, any one of said officers may authorize in writing from time to time any other officer to have the powers set forth in this section applicable only to the performance or discharge of the duties of such officer within his or her particular division or function. Any officer of the Association authorized in or pursuant to Section 5.3 to have any of the powers set forth therein, other than the officer signing pursuant to this Section 5.2, is authorized to attest to the seal of the Association on any documents requiring such seal.

Section 5.3 Limited Signing Powers. Subject to the exception provided in Section 5.1, in such instances as in the judgment of the Chairman and Chief Executive Officer, the President, any Vice Chairman of the Board, or any Executive Vice President, may be proper and desirable, any one of said officers may authorize in writing from time to time any other officer, employee or individual to have the limited signing powers or limited power to affix the seal of the Association to specified classes of documents set forth in a resolution of the Board applicable only to the performance or discharge of the duties of such officer, employee or individual within his or her division or function.

Section 5.4 Powers of Attorney. All powers of attorney on behalf of the Association shall be executed by any officer of the Association jointly with the Chairman of the Board and Chief Executive Officer, the President, any Vice Chairman, any Executive Vice President, or any Senior Vice President, provided that the execution by such Senior Vice President of said power of attorney shall be applicable only to the performance or discharge of the duties of said officer within his or her particular division or function. Any such power of attorney may, however, be executed by any officer or officers or person or persons who may be specifically authorized to execute the same by the Board of Directors.

Section 5.5 Auditor. The Auditor or any officer designated by the Auditor is authorized to certify in the name of, or on behalf of the Association, in its own right or in a fiduciary or representative capacity, as to the accuracy and completeness of any account, schedule of assets, or other document, instrument or paper requiring such certification.

ARTICLE 6

Trust Administration and Investment

Section 6.1 Fiduciary Audit Committee. The Board shall appoint a committee of not less than three Directors, exclusive of any active officer of the Association, which shall, at least once during each calendar year, make suitable audits of the fiduciary activities of the Association or cause suitable audits to be made by auditors responsible to the Board, and at such time shall ascertain whether the fiduciary activities of the Association have been administered in accordance with law, Part 9 of the Regulations of the Comptroller of the Currency and sound fiduciary principles.

Section 6.2 Corporate Trust Oversight Committee. The Board shall appoint the members of the Corporate Trust Oversight Committee which may include directors or non-director employees of the Association. This Committee will be responsible for the oversight of all corporate trust business including, but not limited to, approval of new appointments, review of closed accounts, account reviews, other client matters, new or updated policies and procedures, review of default and guarded status accounts and any current litigation issues. A report of all such matters, together with the action taken as a result thereof, shall be noted in the minutes of the Committee. The Committee shall have the authority to establish one or more subcommittees for the purpose of assisting the Committee in its functions, whose members may be directors or non-director employees, serving at the pleasure of the Committee.

Section 6.3 Institutional Trust and Custody Oversight Committee. The Board shall appoint the members of the Institutional Trust and Custody Oversight Committee which may include directors or non-director employees of the Association. This Committee will be responsible for the oversight of all institutional trust and custody business (with the exception of the corporate trust business), including, but not limited to, approval of new accounts, review of closed accounts, account reviews, other client matters, new or updated policies and procedures, and review of any current litigation issues. A report of all such matters, together with the action taken as a result thereof, shall be noted in the minutes of the Committee. The Committee shall have the authority to establish one or more subcommittees for the purpose of assisting the Committee in its functions, whose members may be directors or non-director employees, serving at the pleasure of the Committee.

Section 6.4 Personal Trust Investment Oversight Committee. The Board shall appoint the members of the Personal Trust Investment Oversight Committee which may include directors or non-director employees of the Association. This Committee will be responsible for oversight of the personal trust business. Investments of funds held in a fiduciary capacity shall be made, retained or disposed of only with the approval of the Committee. The Committee shall, promptly after the acceptance of an account for which the Association has investment responsibilities, review the assets thereof to determine the advisability of retaining or disposing of such assets. The Committee shall conduct a similar review at least once during each calendar year thereafter. A report of all such reviews, together with the action taken as a result thereof, shall be noted in the minutes of the Committee. The Committee shall have the authority to establish one or more subcommittees for the purpose of assisting the Committee in its functions, whose members may be directors or non-director employees, serving at the pleasure of the Committee.

Section 6.5 Fiduciary Files. The Association shall maintain all fiduciary records necessary to assure that its fiduciary responsibilities have been properly undertaken and discharged.

Section 6.6 Trust Investments. Funds held in a fiduciary capacity shall be invested in accordance with the instrument establishing the fiduciary relationship and applicable law. Where such instrument does not specify the character and class of investments to be made and does not vest in the Association a discretion in the matter, funds held pursuant to such instrument shall be invested in investments in which corporate fiduciaries may invest under applicable law.

ARTICLE 7

Stock and Stock Certificates

Section 7.1 Transfers. Shares of stock shall be transferable on the books of the Association, and a transfer book shall be kept in which all transfers of stock shall be recorded. Every person becoming a shareholder by such transfer shall, in proportion to his or her shares, succeed to all rights of the prior holder of such shares. The Board may impose conditions upon the transfer of the stock reasonably calculated to simplify the work of the Association for stock transfers, voting at shareholder meetings, and related matters, and to protect it against fraudulent transfers.

Section 7.2 Stock Certificates. Certificates of stock shall bear the signature of the Chairman of the Board and Chief Executive Officer or the President (which may be engraved, printed, or impressed), and shall be signed manually or by facsimile process by the Secretary, any Assistant Secretary, or any other officer appointed by the Board for that purpose, to be known as an authorized officer, and the seal of the Association shall be impressed thereon. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Association properly endorsed.

ARTICLE 8

Corporate Seal

Section 8.1 The Seal. The Board shall provide a corporate seal for the Association which may be affixed to any document, certificate or paper and attested by such individuals as provided by these Bylaws or as the Board may from time to time determine.

ARTICLE 9

Miscellaneous Provisions

Section 9.1 Fiscal Year. The fiscal year of the Association shall be the calendar year, except its first fiscal year shall be the period from its formation to December 31 of the year in which it was formed.

Section 9.2 Records. The Articles of Association, the Bylaws, and the proceedings of all meetings of the shareholders, the Board, and standing committees of the Board, shall be recorded in appropriate minute books provided for that purpose. The minutes of each meeting shall be signed by the Secretary or Assistant Secretary or other officer appointed to act as secretary of the meeting.

Section 9.3 Corporate Governance Procedures. To the extent not inconsistent with applicable federal banking statutes or regulation or bank safety and soundness, the corporate governance procedures of the Delaware General Corporation Law, Del. Code Ann. Tit. 8 (1991, as amended 1994, and as amended thereafter) will be followed.

Section 9.4 Inspection. A copy of the Bylaws, with all amendments thereto, shall at all times be kept in a convenient place at the main office of the Association, and may be inspected by all shareholders during banking hours.

Section 9.5 Amendments. The Bylaws maybe amended, altered, or repealed, by a vote of a majority of all of the directors then in office or by the vote of a majority of all shares entitled to vote.

ARTICLE 10

Indemnification

Section 10.1 Indemnification. The Association shall make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 USC 1813(u), for damages and expenses, and shall advance expenses and legal fees to such indemnified person, in cases involving civil, criminal, administrative or investigative action, suit or proceeding not initiated by a federal banking agency to the full extent permitted by the Delaware General Corporation Law, Del. Code. Ann. Tit. 8 (1991, as amended 1994, and as amended thereafter), provided such payments are consistent with safe and sound banking practices.

The Association shall make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 USC 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 USC 1828(k) and its implementing regulations.

EXHIBIT 6

CONSENT OF THE TRUSTEE

Pursuant to the requirements of Section 321 (b) of the Trust Indenture Act of 1939, and in connection with the proposed issue of Ryerson Tull, Inc.’s 8¼% Senior Notes due 2011, The Bank of New York Trust Company, N.A. hereby consents that reports of examinations by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By:	/S/ L. GARCIA
	Name:	L. GARCIA
	Title:	ASSISTANT VICE PRESIDENT

Chicago, Illinois

January 24, 2005

EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK TRUST COMPANY, N.A.

of 700 S. Flower Street, 2nd Floor, Los Angeles, CA 90017

At the close of business November 30, 2004, published in accordance with Federal regulatory authority instructions.

Dollar Amounts in Thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	11,020
Interest-bearing balances	20
Securities:
Held-to-maturity securities	8,930
Available-for-sale securities	29,892
Federal funds sold and securities
purchased under agreements to resell:
Federal funds sold	25,700
Securities purchased under agreements to resell	111,000
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases, net of unearned income	0
LESS: Allowance for loan and lease losses	0
Loans and leases, net of unearned income and allowance	0
Trading assets	0
Premises and fixed assets (including capitalized leases)	2,365
Other real estate owned	0
Investments in unconsolidated subsidiaries and associated companies	0
Customers’ liability to this bank on acceptances outstanding	0
Intangible assets:
Goodwill	237,448
Other Intangible Assets	17,614
Other assets	25,184

Total assets	$469,173

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LIABILITIES
Deposits:
In domestic offices
Noninterest-bearing	12,587
Interest-bearing	0
Not applicable
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased	0
Securities sold under agreements to repurchase	0
Trading liabilities	0
Other borrowed money:
(includes mortgage indebtedness and obligations under capitalized leases)	58,193
Not applicable
Bank’s liability on acceptances executed and outstanding	0
Subordinated notes and debentures	0
Other liabilities	45,767

Total liabilities	$116,548

Minority interest in consolidated subsidiaries	0
EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,000
Surplus	294,050
Retained earnings	57,632
Accumulated other comprehensive income
Other equity capital components	(57)

Total equity capital	$352,625

Total liabilities, minority interest, and equity capital	$469,173

I, Thomas J. Mastro, Comptroller of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Thomas J. Mastro	)	Comptroller

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Richard G. Jackson	)
Nicholas C. English	)	Directors
Karen B. Shupenko	)

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